UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G/A
                    Under the Securities Exchange Act of 1934
				(Amendment No. 1)

                           Ultra Russell2000 ProShares
                                (Name of Issuer)

                              Exchange Traded Fund
                         (Title of Class of Securities)

                                   74347R842
                                 (CUSIP Number)

                               December 31, 2008
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)

[X] Rule 13d-1(c)

[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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                               CUSIP No. 74347R842


       1.    Names of Reporting Person

             Veritable, LP

	     I.R.S. Identification Nos. of above person: 20-0836286

       2.    Check the Appropriate Box if a Member Of a Group

             [ ] (a)
             [ ] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             Pennsylvania, United States

       5.    Sole Voting Power: 0
Number of
Shares           6.  Shared Voting Power: 0
Beneficially
Owned by         7.  Sole Dispositive Power:  0
Each Reporting
Person With      8.  Shared Dispositive Power: 0

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person

             0

       10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

       11.   Percent of Class Represented by Amount in Row (9)

	     0.00%

       12.   Type of Reporting Person

	     IA


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                             CUSIP No. 74347R842

       1.    Names of Reporting Person

             Pleiades Investment Partners LP

       2.    Check the Appropriate Box if a Member Of a Group

             [ ] (a)
             [ ] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             Delaware, United States

       5.    Sole Voting Power: 0
Number of
Shares           6.  Shared Voting Power: 0
Beneficially
Owned by         7.  Sole Dispositive Power:  0
Each Reporting
Person With      8.  Shared Dispositive Power: 0

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person

             0

       10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

       11.   Percent of Class Represented by Amount in Row (9)

	     0.00%

       12.   Type of Reporting Person

	     OO

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Item 1. (a)  Issuer: Ultra Russell2000 ProShares

        (b)  Address of Issuer's Principal Executive Offices:

             7501 Wisconsin Avenue, Suite 1000
             Bethesda, MD 20814

Item 2. (a)  Name of Person Filing:

             Veritable, LP
	     Pleiades Investment Partners LP

        (b)  Address of Principal Business Offices:

	     Veritable, LP
             6022 West Chester Pike
	     Newtown Square, PA 19073
	     United States

             Pleiades Investment Partners LP
             c/o Veritable, LP
             6022 West Chester Pike
	     Newtown Square, PA 19073
	     United States

        (c)  Citizenship:

             Please refer to Item 4 on each cover sheet for each Reporting Person

        (d)  Title of Class of Securities
             Exchange Traded Fund

        (e)  CUSIP Number: 74347R842

Item 3.  If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
        (c), Check Whether the Person Filing is a:

        (a) |_| Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

        (b) |_| Bank as defined in section 3(a)(6) of the Act
	        (15 U.S.C. 78c);

        (c) |_| Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

        (d) |_| Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8);

        (e) |X| An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);

        (f) |_| An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

        (g) |_| A parent holding company or control person in accordance with ss.240.13d- 1(b)(1)(ii)(G);

        (h) |_| A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

        (i) |_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

        (j) |_| A non-U.S. institution in accordance with ss.240.13d-1(b)(1)(ii)(J);

        (k) |_| Group, in accordance with ss.240.13d-1(b)(1)(ii)(K).

Item 4.  Ownership

         Please see Items 5 - 9 and 11 for each cover sheet for each filing separately

Item 5.  Ownership of Five Percent or Less of a Class

         X

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

	 Not Applicable

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Item 7.  Identification and Classification of the Subsidiary Which Acquired the
         Security Being Reported on By the Parent Holding Company

         Not Applicable

Item 8.  Identification and Classification of Members of the Group

         Not Applicable

Item 9.  Notice of Dissolution of Group

         Not Applicable

Item 10. Certification

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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                              SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 17, 2009
                                       Veritable, LP

                                       By: /s/ Charles Keates
                                       --------------------------
                                       Name: Charles Keates
                                       Title: General Counsel

				       Pleiades Investment Partners LP

                                       By: /s/ Charles Keates
                                       --------------------------
                                       Name: Charles Keates
                                       Title: General Counsel
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			JOINT FILING AGREEMENT

The undersigned hereby agree that the Statement on this Schedule 13G, dated February 17, 2009, (the "Schedule 13G/A"), with respect to the Exchange Traded Fund, Ultra Russell2000 ProShares, is filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and that this Agreement shall be included as an Exhibit to this Schedule 13G/A. Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13G/A, and for the completenessand accuracy of the information concerning itself contained therein. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 17th day of February 2009.

 				       Veritable, LP

                                       By: /s/ Charles Keates
                                       --------------------------
                                       Name: Charles Keates
                                       Title: General Counsel

				       Pleiades Investment Partners LP

                                       By: /s/ Charles Keates
                                       --------------------------
                                       Name: Charles Keates
                                       Title: General Counsel

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